Exhibit 1(a)

PRICING AGREEMENT

September 9, 2004

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Dear Sirs:

WAL-MART STORES, INC., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 18, 2003, (the “Underwriting Agreement”), between the Company, on the one hand, and you, as a party deemed to be a signatory to the Underwriting Agreement with respect to the issuance and sale of the Designated Securities contemplated hereby, on the other hand, to issue and sell to the Underwriter named in Schedule I hereto (the “Underwriter”) the Securities specified in Schedule II hereto (the “Designated Securities”).

Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty that refers to the Prospectus in Section 2 or 3 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

A supplement to the Prospectus, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us three counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriter and the Company.

Very truly yours,
WAL-MART STORES, INC.

By:	/s/ Joseph J. Fitzsimmons
Name: Joseph J. Fitzsimmons Title: Senior Vice President of Finance & Treasurer

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Accepted as of the date hereof:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ John C. Bruce
Name: John C. Bruce Title: Managing Director

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SCHEDULE I

Underwriter	Principal Amount of Notes to be Purchased
Citigroup Global Markets Inc.	$1,000,000,000

TOTAL	$1,000,000,000

Schedule I

SCHEDULE II

TITLE OF DESIGNATED SECURITIES:

Floating Rate Notes Due 2006 (the “Notes”).

AGGREGATE PRINCIPAL AMOUNT:

$1,000,000,000.00.

PRICE TO PUBLIC:

The Underwriter will offer the Notes to the public from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

PURCHASE PRICE TO UNDERWRITER:

The purchase price to the Underwriter shall be 100% of the principal amount of the Notes, plus accrued interest, if any, from September 16, 2004.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds by wire.

INDENTURE:

Indenture dated as of December 11, 2002, between the Company, as Issuer, and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee.

MATURITY:

March 16, 2006.

INTEREST RATE:

Three-Month LIBOR (determined as set forth in the Prospectus Supplement) minus 14 basis points (0.14%).

Accrued and unpaid interest shall be payable quarterly in arrears and shall be calculated on the basis of the actual number of days during the relevant interest period and a 360-day year.

In addition, the Company shall pay Additional Amounts to holders of the Notes as, and to the extent set forth under the caption “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated the date hereof relating to the Notes.

Schedule II – Page 1

INTEREST PAYMENT DATES:

March 16, June 16, September 16 and December 16 of each year, commencing on December 16, 2004.

INTEREST PAYMENT RECORD DATES:

The fifteenth day next preceding the applicable Interest Payment Date.

INTEREST DETERMINATION DATES:

Quarterly, on the second London business day prior to each Interest Payment Date, except that the Initial Interest Determination Date will be September 14, 2004.

REDEMPTION PROVISIONS:

No mandatory redemption provisions.

The Company may, at its option, redeem the Notes in whole, but not in part, as set forth under the caption “Description of the Notes—Redemption upon a Tax Event” in the Prospectus Supplement dated the date hereof relating to the Notes.

SINKING FUND PROVISIONS:

None.

OTHER PROVISIONS:

As set forth in the Prospectus Supplement dated September 9, 2004 (the “Prospectus Supplement”) to the Prospectus dated December 27, 2002 (the “Prospectus”).

TIME OF DELIVERY:

9:30 a.m. (New York City time) on September 16, 2004.

CLOSING LOCATION:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Schedule II – Page 2

ADDRESSES FOR NOTICES:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attn: Fixed Income Capital Markets

OTHER MATTERS:

(A)	The Underwriter hereby represents to, and agrees with, the Company that: (1) it has not offered or sold and, prior to the expiry of the period of six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(B)	The Underwriter hereby acknowledges and agrees that the Notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

(C)	The Underwriter hereby represents to, and agrees with, the Company that it has not offered or sold and will not offer or sell the Notes, nor will it circulate or distribute the Prospectus Supplement and the Prospectus or any other offering document or material in connection with the offer of the Notes, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 106C of the Singapore Companies Act, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 106D of the Singapore Companies Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Singapore Companies Act.

Schedule II – Page 3

(D)	The Underwriter hereby acknowledges and agrees that the Notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither the Prospectus Supplement and the Prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

(E)	The Underwriter has acknowledged and agreed that no offer to sell the Notes has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purpose of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Notes in Hong Kong other than with respect to the Notes intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

(F)	The Underwriter hereby confirms, and the Company hereby acknowledges, that the sole information furnished in writing to the Company by, or on behalf of, the Underwriter specifically for inclusion in the Prospectus Supplement is as follows:

(1) the name of the Underwriter on the front cover page of the Prospectus Supplement;

(2) the third paragraph of text on page S-2 of the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriter.

(3) the first sentence of the second paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning certain terms of the offering by the Underwriter; and

(4) the third paragraph of text under the caption “Underwriting” in the Prospectus Supplement concerning stabilization, overallotment and related activities by the Underwriter.

Schedule II – Page 4